EXHIBIT 99.2

Voyant International Corporation

I, Dr. Volker D. Anhaeusser, being a member of the Board of Directors of Voyant International Corporation, hereby resign from my position as a member of the Board of Directors of Voyant International Corporation with immediate effect.

/s/ Dr. Volker D. Anhaeusser
Dr. Volker D. Anhaeusser